Exhibit 4.1

GLOBAL PARTNERS LP and GLP FINANCE CORP.,
as Issuers,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

and

THE PURCHASERS SET FORTH IN SCHEDULE A,
as Purchasers

7.75% SENIOR NOTES DUE 2018

INDENTURE

Dated as of December 23, 2013

EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B	Form of Exchange Agreement
Exhibit C	Form of Supplemental Indenture — Subsidiary Guarantee

Schedule A	Purchasers

Schedule I	Agreements with Affiliates

This Indenture, dated as December 23, 2013, is among Global Partners LP, a Delaware limited partnership (the “Company”), GLP Finance Corp., a Delaware corporation (“Finance Corp.,” and together with the Company, the “Issuers”), the Guarantors (as defined below) and the purchasers set forth in Schedule A (collectively, the “Purchasers”).

The Issuers, the Guarantors and the Purchasers agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.01.                         Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)                                 Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control by the other Person; and further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law,” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Asset Sale” means:

(1)                                 the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Sale and Leaseback Transaction); provided, however, that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of

Section 4.15 and/or the provisions of Section 5.01 and not by the provisions of Section 4.10; and

(2)                                 the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)                                 any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $5.0 million;

(2)                                 a transfer of assets between or among any of the Company and its Restricted Subsidiaries,

(3)                                 an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)                                 the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

(5)                                 the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6)                                 a Restricted Payment that is permitted by Section 4.07 or a Permitted Investment;

(7)                                 the creation or perfection of a Lien that is not prohibited by Section 4.12;

(8)                                 dispositions in connection with Permitted Liens;

(9)                                 surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10)                          the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; and

(11)                          an Asset Swap.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 360 days of each other) purchase and sale or exchange of any assets or properties used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 4.10 as if the Asset Swap were an Asset Sale.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.

Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.  As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.  In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of this Indenture.

“Bankruptcy Law” means Title 11, United States Code, as may be amended from time to time, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;

(3)                                 with respect to a limited liability company, the board of managers or directors, the managing member or members or any controlling committee of managing members thereof; and

(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Holders.

“Borrowing Base” means, with respect to any Person at any date of determination, an amount equal to the sum of:

(1)                                 100% of unrestricted cash and cash equivalents included in such Person’s most recently quarterly or annual consolidated balance sheet prepared in accordance with GAAP; plus

(2)                                 90% of net equity in the aggregate amount of all sums deposited by such Person and its Restricted Subsidiaries with investment grade commodities brokers on nationally recognized exchanges, after deducting therefrom the aggregate amount of all claims, disputes, contras and offsets (contingent or otherwise) by such brokers or any other Person against such deposits, in each case as included in such Person’s most recently quarterly or annual consolidated balance sheet prepared in accordance with GAAP; plus

(3)                                 90% of accounts receivable, net of (a) any allowance for doubtful accounts or other adjustments included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP and (b) any receivables sold by a Person or its Restricted Subsidiaries to a third party (including a trust) in connection with a receivables securitization; plus

(4)                                 90% of inventory included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP; plus

(5)                                 90% of the fair market value determined on a mark-to-market basis (net of storage and transportation costs) of fixed forward sales contracts included in such Person’s most recently quarterly or annual consolidated balance sheet prepared in accordance with GAAP (exclusive, for the avoidance of doubt, of any forward sales contracts pursuant to which future services, goods or products are provided by such Person or its Restricted Subsidiaries in exchange for upfront payments); provided that, if such amount is a negative number, 100% of such negative amount shall be deducted from the Borrowing Base; plus

(6)                                 40% of property, plant and equipment, net of any depreciation, amortization or other adjustments, included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP;

provided that the cash, cash equivalents, margin deposits, accounts receivable, inventory, fixed forward sales contracts, property, plant and equipment of any Person that is not a Restricted Subsidiary shall be excluded from the Borrowing Base.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.  Notwithstanding the preceding, any lease (whether entered into before or after the date of this Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of this Indenture will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)                                 United States dollars;

(2)                                 securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)                                 marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4)                                 certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)                                 commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(7)                                 money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)                                 (A) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), and (B) only if the Notes are rated by S&P or Moody’s, a Rating Decline within 90 days of the consummation of such transaction;

(2)                                 the adoption of a plan relating to the liquidation or dissolution of the Company or removal of the General Partner by the limited partners of the Company;

(3)                                 (A) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Slifka Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of either the General Partner or of the Company, measured by voting power rather than number of shares, units or the like, and (B) only if the Notes are rated by S&P or Moody’s, a Rating Decline within 90 days of the consummation of such transaction; or

(4)                                 the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” other than the Slifka Group, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Closing Date” means December 23, 2013.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Company” has the meaning assigned to that term in the introductory paragraph.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)                                 an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)                                 provision for Taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for Taxes was deducted in computing such Consolidated Net Income; plus

(3)                                 consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)                                 depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, non-cash equity based compensation expense and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items that were deducted in computing such Consolidated Net Income; plus

(5)                                 unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)                                 all extraordinary, unusual or non-recurring items of loss or expense, to the extent that any such item was deducted in computing such Consolidated Net Income; minus; minus

(7)                                 non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)                                 the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)                                 the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)                                 the cumulative effect of a change in accounting principles will be excluded;

(4)                                 unrealized losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815 will be excluded; and

(5)                                 any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts:  (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

The term “continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who:

(1)                                 was a member of such Board of Directors on the date of this Indenture; or

(2)                                 was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 16, 2013, among Global Operating LLC, the Company and the other subsidiaries of the Company party thereto, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or secured capital markets financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or secured capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means, with respect to any obligation payable under the Note Documents, for any applicable period of time, the interest rate per annum equal to 9.75%.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07.

“Distributable Cash Flow” has the meaning assigned to such term in the Partnership Agreement, as in effect on the date of this Indenture.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, substantially in the form of Exhibit B (with any changes thereto as are agreed by the Issuers and the Holders party thereto), delivered pursuant to Section 3.10(c).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement which is considered incurred under the first paragraph of Section 4.09 and other than intercompany indebtedness) in existence on the date of this Indenture, until such amounts are repaid.

The term “fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $20.0 million or more and otherwise by an officer of the General Partner.

“Finance Corp.” has the meaning assigned to that term in the introductory paragraph.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any interest Hedging Contract applicable to such Indebtedness, but if the remaining term of such interest Hedging Contract is less than 12 months, then such interest Hedging Contract shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such optional rate chosen by such Person. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as such Person may designate.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                 acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the General Partner (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2)                                 the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3)                                 the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)                                 any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5)                                 any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6)                                 interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                 the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

(2)                                 the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)                                 any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)                                 all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or on any preferred securities of any of its Restricted Subsidiaries, other than dividends on such Equity Interests payable solely in Equity Interests of the payor (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that (a) is not a Domestic Subsidiary and (b) has 50% or more of its consolidated assets located outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means Global GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Company or as the business entity with the ultimate authority to manage the business and operations of the Company.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets, acting as co-obligor or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.  When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of (i) the Subsidiaries of the Company, other than Finance Corp., executing this Indenture as initial Guarantors, (ii) any other Restricted Subsidiary of the Company that executes a supplement to this Indenture in accordance with Section 4.13 or 10.02 and (iii) the respective successors and assigns of such Restricted Subsidiaries, as required under

Article 10, in each case until such time as any such Restricted Subsidiary shall be released and relieved of its obligations pursuant to Section 10.03.

“Hedging Contracts” means, with respect to any specified Person:

(1)                                 interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)                                 foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3)                                 any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4)                                 other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates;

and in each case are entered into only in the normal course of business and not for speculative purposes

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 7.01.

“HY Bond Make Whole Amount” means the difference (if positive) between (i) the net present value (calculated using a discount rate of 7.75% per annum) of the interest that would have been paid on the applicable Notes if such Notes had been held until the Maturity Date (exclusive of any interest accrued on the Notes up to and including the date of exchange) and (ii) the net present value (calculated using a discount rate of 7.75% per annum) of the interest that would have been paid on the applicable Notes if (x) such Notes had been held until the Maturity Date and (y) the interest paid on such Notes was calculated based on an interest rate equal to the yield to maturity of the HY Bonds at the time of pricing of the HY Bonds.  For the avoidance of doubt, if in any calculation of the HY Bond Make Whole Amount the difference between clauses (i) and (ii) is equal to zero or a negative number, the HY Bond Make Whole Amount shall be zero.

“Hydrocarbons” means (i) crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom and (ii) corn, ethanol and other agricultural commodities used in the process of making fuels, and other blendstocks and renewable fuels.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)                                 in respect of borrowed money;

(2)                                 evidenced by bonds, notes, debentures or similar instruments;

(3)                                 in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4)                                 in respect of bankers’ acceptances;

(5)                                 representing Capital Lease Obligations;

(6)                                 representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(7)                                 representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.  For the avoidance of doubt, the term “Indebtedness” excludes any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets.

The amount of any Indebtedness outstanding as of any date will be:

(1)                                 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                                 in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3)                                 the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07.  The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of Section 4.07.

“Issuers” has the meaning assigned to that term in the introductory paragraph.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make Whole Premium” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at December 23, 2016 pursuant to Section 3.07(b) plus (ii) any required interest payments due on such Note through December 23, 2016 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b)  the principal amount of such Note.

“Maturity Date” means December 23, 2018.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)                                 any gain (but not loss), together with any related provision for Taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

(2)                                 any extraordinary gain (but not loss), together with any related provision for Taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)                                 the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale,

(2)                                 Taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available Tax credits or deductions and any Tax sharing arrangements,

(3)                                 amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4)                                 any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1)                                 as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2)                                 no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)                                 as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (9) of the definition of Permitted Liens.

For purposes of determining compliance with Section 4.09, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Note Documents” means this Indenture, the Notes, the Exchange Agreement (if executed), any Supplemental Indenture, the Purchase Agreement and each of the certificates and other documents delivered in connection therewith.

“Notes” means the 7.75% Senior Notes due 2018 delivered pursuant to this Indenture.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person or, with respect to the Company, the General Partner, or, with respect to any other partnership, its general partner.

“Officers’ Certificate” means a certificate signed on behalf of each of the Company and Finance Corp. by two of its Officers, one of whom, in the case of any Officers’ Certificate delivered pursuant to Section 4.04, must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or Finance Corp., as the case may be, that, in each case other than in the case of an Officers’ Certificate delivered pursuant to Section 4.04, is reasonably acceptable to the Required Holders.

“Opinion of Counsel” means a written opinion that is reasonably acceptable to the Required Holders from legal counsel who is reasonably acceptable to the Required Holders.  The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Pari Passu Indebtedness” means, with respect to any Excess Proceeds from Asset Sales, Indebtedness of an Issuer or any Guarantor that ranks equally in right of payment with the Notes or the Subsidiary Guarantees, as the case may be, and the terms of which require the Company or any of its Restricted Subsidiaries to apply such Excess Proceeds to offer to repurchase such Indebtedness.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Company dated as of December 9, 2009 as in effect on the date of this Indenture and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (i) the ownership or operation of assets related to the wholesale or retail marketing, sale, distribution or transportation of refined petroleum products or other Hydrocarbons, including without limitation the ownership or operation of retail gasoline stations and convenience stores and the storage of refined petroleum products or other Hydrocarbons and bunkering, or (ii) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture; provided that:

(1)                                 either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in Section 4.07) not previously expended at the time of making such Investment;

(2)                                 if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and

(3)                                 such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1)                                 any Investment in the Company (including, without limitation, through purchases of Notes) or in a Restricted Subsidiary of the Company;

(2)                                 any Investment in Cash Equivalents;

(3)                                 any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)                                 such Person becomes a Restricted Subsidiary of the Company; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10, including pursuant to clause (11) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5)                                 any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)                                 any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7)                                 Hedging Contracts;

(8)                                 Permitted Business Investments; and

(9)                                 other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of $60.0 million or 5.0% of the Company’s Consolidated Net Tangible Assets.

“Permitted Liens” means:

(1)                                 Liens securing Indebtedness under a Credit Facility permitted to be incurred under this Indenture pursuant to clause (1) of the definition of Permitted Debt;

(2)                                 Liens in favor of the Company or the Guarantors;

(3)                                 Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)                                 Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)                                 any interest or title of a lessor to the property subject to a Capital Lease Obligation or operating lease;

(6)                                 Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)                                 the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)                                 such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(7)                                 Liens existing on the date of this Indenture;

(8)                                 Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9)                                 Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10)                          Liens on pipelines or other facilities or equipment that arise by operation of law;

(11)                          Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

(12)                          Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 4.09;

(13)                          Liens securing Obligations of the Issuers or any Guarantor under the Notes or the Subsidiary Guarantees, as the case may be;

(14)                          Liens securing any Indebtedness equally and ratably with all Obligations due under the Notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to Section 4.12;

(15)                          Liens to secure performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries;

(16)                          Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(17)                          other Liens incurred by the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (17) does not exceed $25.0 million; and

(18)                          any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (16) above, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)                                 the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums reasonably incurred in connection therewith);

(2)                                 such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)                                 if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)                                 such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company (other than Finance Corp.) if the Company is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 4.09 shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Agreement” means the Note Purchase Agreement, dated as of the date hereof, among the Company, Finance Corp. and the Purchasers, as the same may be amended, supplemented or modified from time to time.

“Purchasers” has the meaning assigned to that term in the introductory paragraph.

“Rating Category” means:

(1)                                 with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)                                 with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the Notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories, namely + or — for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Reporting Default” means a Default described in Section 6.01(d).

“Repurchase Program” means a repurchase program maintained by the General Partner from time to time for the purpose of funding compensation expenses for its employees.

“Required Holders” means, at any time, the Holders of more than 50% of the aggregate principal amount of the Notes outstanding at such time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.  Notwithstanding anything in this Indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“Rule 144A” means Rule 144A of the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, an arrangement relating to property owned on the Closing Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means

(1)                                 all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under the Credit Agreement and all obligations under Hedging Contracts with respect thereto;

(2)                                 any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(3)                                 all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)                                 any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b)                                 any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or Taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Slifka Group” means: (i) each of Richard Slifka, Alfred Slifka and Eric Slifka; (ii) the wife of any of the persons referred to in clause (i) above; (iii) any lineal descendants of any of the persons referred to in clause (i) or (ii) above; (iv) any guardian or other legal representative of the person or estate of any of the persons referred to in clause (i) or (ii) above; (v) any trust of which at least one of the trustees is any of the persons referred to in clause (i) or (ii) above, or the principal beneficiaries of which are any one or more of the persons referred to in clauses (i) through (iv) above; (vi) any Person which is controlled by any one or more of the Persons in clauses (i) through (v) above; and (vii) any group (within the meaning of the Exchange Act and the rules of the Commission thereunder) that includes one or more of the Persons described in clauses (i) through (vi) above, provided that such Persons described in clauses (i) through (vi) above control more than 50% of the voting power of such group.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)                                 any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantees” means the joint and several guarantees issued by all of the Guarantors pursuant to Article 10.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 23, 2016; provided, however, that, if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 23, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.  The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Holders an Officers’ Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)                                 except to the extent permitted by clause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2)                                 is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)                                 is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                 has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Holders by filing with the Holders a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07.  If, at any time, any Unrestricted

Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                 the then outstanding principal amount of such Indebtedness.

Section 1.02.                         Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Settlement Date”	4.15
“Event of Default”	6.01
“Excess Proceeds”	4.10
“HY Bonds”	3.10
“Incremental Funds”	4.07
“incur”	4.09
“Offer Amount”	3.09
“Offer Period”	3.09
“Payment Default”	6.01
“Permitted Debt”	4.09
“Register”	7.01
“Restricted Payments”	4.07
“Reinstatement Date”	4.19
“Settlement Date”	3.09
“Supplemental Indenture”	4.13
“Suspended Covenants”	4.19
“Termination Date”	3.09

Term	Defined in Section

“Trailing Four Quarters”	4.07

Section 1.03.                         Rules of Construction.

Unless the context otherwise requires:

(1)                                 a term has the meaning assigned to it;

(2)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                 “or” is not exclusive;

(4)                                 words in the singular include the plural, and in the plural include the singular;

(5)                                 the meanings of the words “will” and “shall” are the same when used to express an obligation;

(6)                                 references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(7)                                 “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision.

ARTICLE 2
NOTES

Section 2.01.                         Form and Dating.

The Notes shall be substantially in the form of Exhibit A.  The Notes may have notations, legends or endorsements required by law, agreements to which an Issuer is subject, if any, or usage, including a legend complying with the Code if the Notes are issued with original issue discount for U.S. federal income tax purposes (provided that any such notation, legend or endorsement is in a form acceptable to the Company).  Each Note shall be dated the date of its issuance.

Section 2.02.                         Execution and Delivery.

An Officer shall sign the Notes on behalf of each Issuer by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office, the Note shall be valid nevertheless.  On the Closing Date, the Issuers shall execute and deliver to each Purchaser an aggregate principal amount of 7.75% Senior Notes due 2018 as set forth in Schedule A.

Section 2.03.                         Payment to Holders.

Unless otherwise specified herein, prior to 10:00 a.m. (New York City time), on each due date of the principal, interest or any other amounts due hereunder, the Issuers shall pay to each Holder a sum sufficient to pay such principal, interest or other amount then so becoming due in accordance with Article 8.

ARTICLE 3
REDEMPTION

Section 3.01.                         Notices to Holders.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07, they shall furnish to the Holders, at least five Business Days before the date of giving notice of the redemption pursuant to Section 3.03, an Officers’ Certificate setting forth (a) the clause of Section 3.07 pursuant to which the redemption shall occur, (b) the redemption date, (c) the aggregate principal amount of Notes to be redeemed and (d) the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined.

Section 3.02.                         Selection of Notes to be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Notes to be redeemed shall be redeemed on a pro rata basis among the Holders.

Notes and portions of Notes selected shall be in amounts of $2,000 or integral multiples of $1,000 in excess of $2,000, except that, if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000, shall be redeemed.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.                         Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date the Issuers shall prepare and mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a)                                 the redemption date;

(b)                                 the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;

(c)                                  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the Holder upon cancellation of the original Note;

(d)                                 that Notes called for redemption must be surrendered to the Issuers to collect the redemption price;

(e)                                  that, unless the Issuers default in making such redemption payment, and interest on Notes called for redemption cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Issuers of the Notes redeemed; and

(f)                                   the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed.

Any such notice may be cancelled with at least one Business Day’s prior written notice to the Holders prior to the proposed redemption date.

Section 3.04.                         Effect of Notice of Redemption.

Except as provided in the next succeeding sentence, if a notice of redemption is not withdrawn by the Issuers in accordance with Section 3.03 at least one Business Day prior to the stated date of redemption, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional, except that any notice of redemption may be withdrawn in accordance with Section 3.03.  If notice is provided in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice.  Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.

Section 3.05.                         Deposit of Redemption Price.

Prior to 10:00 a.m. (New York City time) on the redemption date, the Issuers shall pay the redemption price of and accrued interest on all Notes to be redeemed on that date.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of an Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06.                         Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue in the name of the Holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07.                         Optional Redemption.

(a)                                 Except as set forth in clauses (b), (c) and (d) of this Section 3.07 and Sections 3.10 and 4.15(f), the Issuers shall not have the option to redeem the Notes prior to the Maturity Date.

(b)                                 The Issuers may on any one or more occasions redeem all or part of the Notes at a redemption price equal to:

(1)                                 prior to December 23, 2016, the sum of (x) 100% of the principal amount thereof and (y) the Make Whole Premium at the redemption date;

(2)                                 from (and including) December 23, 2016 to (and excluding) December 23, 2017, 104% of the principal amount thereof; and

(3)                                 from (and including) December 23, 2017, 100% of the principal amount thereof,

in each case, plus accrued and unpaid interest, if any, to the redemption date.

(c)                                  Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06.

Section 3.08.                         Mandatory Redemption.

Except as set forth under Sections 4.10 and 4.15, neither of the Issuers shall be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Section 3.09.                         Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Settlement Date”), the Company shall purchase and pay for the principal amount of Notes required to be purchased pursuant to Section 4.10 (the “Offer Amount”) or, if less than the Offer Amount has been validly tendered (and not validly withdrawn), all Notes validly tendered (and not validly withdrawn) in response to the Asset Sale Offer.  Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset

Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a)                                 that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Termination Date”);

(b)                                 the Offer Amount and the purchase price;

(c)                                  that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)                                 that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Settlement Date;

(e)                                  that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f)                                   that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase Form” on the reverse of the Note completed, to the Company at the address specified in the notice, before the Termination Date;

(g)                                  that Holders shall be entitled to withdraw their election if the Company receives, prior to the Termination Date, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)                                 that, if the aggregate principal amount of Notes surrendered by Holders, and Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount the Company is required to repurchase, the Company shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased); and

(i)                                     that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof tendered, and accompanied by a completed and duly executed “Option of Holder to Elect Purchase Form” in the form attached to such Notes, pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.10, and prior to the Settlement Date it shall deliver to the Holders an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09 and Section 4.10.  Prior to 10:00 a.m. (New York City time) on the Settlement Date, the Company shall send via wire transfer to each tendering Holder (to the account specified in writing by such Holder) an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall issue a new Note and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  The Company shall notify the Holders of the results of the Asset Sale Offer on or before the Settlement Date.

Section 3.10.                         Qualified High Yield Bond Offering.

(a)                                 If, on or prior to the third anniversary of the Closing Date, the Issuers intend to incur Indebtedness under any high yield note or bond offering of the Issuers pursuant to Rule 144A or a “Shelf Registration” under Rule 415 (the “HY Bonds”), the Issuers shall provide, as soon as practicable but no later than 15 days prior to the expected date of commencement of the offering of the HY Bonds, the Holders written notice thereof, which written notice shall attach a copy of the preliminary offering memorandum or prospectus, as applicable (including the description of notes) for the HY Bonds if then available, with such copy to be furnished as soon practicable thereafter if not then available and with subsequent drafts or proofs to be furnished when they become available.  If (x) the aggregate principal amount of HY Bonds will exceed $250,000,000 and (y) the terms specified in Sections 3.08, 3.09 and 9.02 and Articles 4, 5, 6 and 10 and the definitions used therein are substantially the same in the indenture governing the HY Bonds as they are in this Indenture (as determined in the sole discretion of the Required Holders), subject to such differences as are conventional in high-yield debt indentures (including making provision for a trustee, paying agent and registrar, providing for defeasance and discharge and qualifying the indenture under the Trust Indenture Act of 1939, as amended), then the Issuers shall have the right to require either:

(1)                                 each Holder to exchange 100% of its Notes for an amount of the HY Bonds determined pursuant to Section 3.10(c); or

(2)                                 each Holder to exchange 75.0% of its Notes for an amount of the HY Bonds determined pursuant to Section 3.10(c) and repurchase at 101.0% of par plus accrued interest such Holder’s remaining Notes, by so indicating in the written notice provided to the Holders pursuant to the first sentence of this Section 3.10(a).  If the Issuers elect not to exercise such right, they shall so indicate in such written notice.  Such notice of intent to require an exchange shall be binding on and irrevocable by the Issuers (subject, however, to the satisfaction of the conditions to the exchange set forth in the Exchange Agreement).

(b)                                 If the Issuers elect not to exercise their rights pursuant to Section 3.10(a)(1) or (2), each Holder may elect to exchange up to 100% of its Notes for an amount of the HY Bonds determined pursuant to Section 3.10(c).  To make such election, a Holder shall give the Issuers written notice of its intent to exchange, which notice of intent to exchange shall (i) be given no later than five days prior to the expected date of commencement of the offering of the HY Bonds, (ii) set forth the amount of Notes that the Holder wishes to exchange and (iii) be binding on and irrevocable by such Holder (subject, however, to the satisfaction of the conditions to the exchange set forth in the Exchange Agreement).

(c)                                  Promptly after the HY Bonds are priced, the Issuer shall provide a copy of the pricing term sheet to each Holder exchanging Notes for HY Bonds and the Issuers’ determination (including reasonably detailed calculations) of the principal amount of the HY Bonds that are to be issued to each such Holder in exchange for its Notes, as determined pursuant to this Section 3.10(c), which calculation shall be confirmed by each such Holder and memorialized in the Exchange Agreement, which shall be entered into by the Issuers with each exchanging Holder on the date a purchase agreement is entered into with respect to the HY Bonds.  For each Holder exchanging Notes for the HY Bonds pursuant to this Section 3.10, the principal amount of such HY Bonds shall be equal to (a)(i) the principal amount of such Notes subject to the exchange plus (ii) the HY Bond Make Whole Amount in respect of such Notes divided by (b) the issue price of the HY Bonds (expressed as a percentage of par), rounded down to the nearest whole multiple of $1,000 (with any excess not included in such figure as a result of such rounding down being paid in cash by the Issuers to the Holders at the time of the exchange).  For the avoidance of doubt, interest accrued on Notes up to and including the date on which the exchange of such Notes for the HY Bonds is consummated shall be paid in cash by the Issuers at the time of such exchange.

(d)                                 The parties to this Indenture recognize that the timing of commencement of any offering of the HY Bonds is not perfectly predictable and may vary from expectations. If the offering of the HY Bonds does not commence on the expected date, then the parties hereto shall work together to make such adjustments in the timing of notices as they mutually conclude are reasonable in the circumstances.  If no HY Bonds are issued, for whatever reason, no party shall have any liability to any other party under this Section 3.10.

ARTICLE 4
COVENANTS

Section 4.01.                         Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if, prior to 10:00 a.m. (New York City time) on such due date, payment of the foregoing amounts is made by an Issuer or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, premium, if any, interest then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium and overdue installments of interest, if any, to the extent lawful, and, following the occurrence and during the continuance of an Event of Default, such interest shall be paid at the Default Rate.

Section 4.02.                         Maintenance of Office or Agency.

The Issuers shall maintain an office or agency as provided in Section 7.01 where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served.  At the date hereof, such office is located at 800 South Street, Waltham, Massachusetts.  The Issuers shall give prompt written notice to the Holders of any change in the location of such office or agency.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuers shall give prompt written notice to the Holders of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03.                         Reports.

(a)                                 Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such a filing) for public availability within the time periods specified in the SEC’s rules and regulations under the Exchange Act and, unless the foregoing have been so filed and made publically available, within five Business Days of filing, or attempting to file, the same with the SEC, furnish to the Holders of the Notes:

(1)                                 all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)                                 all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

(b)                                 The Issuers and the Guarantors shall furnish to the Holders and Beneficial Owners of the Notes, prospective purchasers of the Notes and securities analysts, upon their request, any additional information reasonably requested by such Persons, including, without limitation, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)                                  If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by paragraph (a) of this Section 4.03 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(d)                                 Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by this Section 4.03 shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 4.03) upon furnishing or filing such information or report as contemplated by this Section 4.03 (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders under Article 6 if principal, premium, if any, and interest have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Section 4.04.                         Compliance Certificate.

(a)                                 The Issuers shall deliver to the Holders, within 90 days after the end of each fiscal year ending on or after December 31, 2013, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b)                                 The Issuers shall, so long as any of the Notes are outstanding, deliver to the Holders, forthwith upon any Officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

Section 4.05.                         Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material Taxes, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06.                         Stay, Extension and Usury Laws.

Each of the Issuers and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and Issuers and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.                         Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                 declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests

(including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2)                                 purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)                                 make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or within six months of the final Stated Maturity thereof; or

(4)                                 make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1)                                 if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a)                                 Available Cash from Distributable Cash Flow as of the end of the immediately preceding fiscal quarter, plus

(b)                                 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) after the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c)                                  to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d)                                 the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Distributable Cash Flow for any period commencing on or after the date of this Indenture (items (b), (c) and (d) being referred to as “Incremental Funds”), minus

(e)                                  the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2)                                 if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on the Company’s common units, subordinated units, or incentive distribution rights, plus the related distribution to the General Partner), is less than the sum, without duplication, of:

(a)                                 $60.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) since the date of this Indenture, plus

(b)                                 Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

So long as no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

(1)                                 the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of this Indenture;

(2)                                 the purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Company or any Guarantor or of any Equity

Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement will be excluded (or deducted, if included) from the calculation of Available Cash from Distributable Cash and Incremental Funds;

(3)                                 the purchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)                                 the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)                                 the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement, including the Repurchase Program of Global GP LLC; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any calendar year, with any portion of such $10.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount;

(6)                                 the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding Taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests; or

(7)                                 any purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness plus accrued interest in accordance with provisions similar to Section 4.15 or (ii) at a purchase price not greater than 100% of the principal amount thereof plus accrued interest in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement for value, the Company shall have complied with Section 4.15 or Section 4.10, as the case may be, and repurchased all Notes validly tendered and accepted for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Investment proposed to be made or the securities or other assets proposed to be issued or transferred by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment, except that the fair market value of any non-cash dividend made within 60 days after the date of declaration shall be determined as of such date of declaration.  The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $20.0 million, by an officer of the General Partner and, in the case of amounts of $20.0 million or more, by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution.  Not later than the date of making any Restricted Payment (excluding any Restricted Payment described in the preceding clause (2), (3), (4), (5), (6) or (7)) the Company will deliver to the Holders an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed.

Section 4.08.                         Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2)                                 make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any other Restricted Subsidiary to other Indebtedness incurred by the Company or any other Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances); or

(3)                                 transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions of this Section 4.08 will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                 agreements as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2)                                 this Indenture, the Notes and the Subsidiary Guarantees;

(3)                                 Applicable Law;

(4)                                 any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred;

(5)                                 customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices;

(6)                                 Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)                                 any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)                                 Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)                                 Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)                          provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)                          any agreement or instrument relating to any property or assets acquired after the date of this Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12)                          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)                          the issuance of preferred securities by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof,

provided that issuance of such preferred securities is permitted pursuant to Section 4.09 and the terms of such preferred securities do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distribution on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Capital Stock);

(14)                          with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive; and

(15)                          any other agreement governing Indebtedness of the Company or any Guarantor that is permitted to be incurred by Section 4.09; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in this Indenture or the Credit Agreement as it exists on the date of this Indenture.

Section 4.09.                         Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any preferred securities; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

(1)                                 the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $1.615 billion and (b) the sum of the Company’s Borrowing Base at the time of determination and $335.0 million;

(2)                                 the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)                                 the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued and sold on the Closing Date and the related Subsidiary Guarantees issued on the date of this Indenture;

(4)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that, after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $60.0 million or (b) 5.5% of the Company’s Consolidated Net Tangible Assets at such time;

(5)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.09 or clause (2) or (3) of this paragraph or this clause (5);

(6)                                 the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)                                 if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor; and

(b)                                 (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Contracts;

(8)                                 the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09;

(9)                                 the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business and consistent with past practice;

(10)                          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11)                          the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a)                                 any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)                                 any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12)                          the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting either one of the financial tests set forth in clause (d) of Section 5.01; and

(13)                          the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed the greater of (a) $37.5 million or (b) 3.0% of the Company’s Consolidated Net Tangible Assets.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Section 4.09.  Any Indebtedness under Credit Agreement on the date of this Indenture (after giving effect to the application of the proceeds of the offering of the Initial Notes) shall be considered incurred under the first paragraph of this Section 4.09.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.  Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this Section 4.09.

Section 4.10.                         Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                 the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)                                 the fair market value is determined by (a) an executive officer of the General Partner if the value is less than $20.0 million and evidenced by an Officers’ Certificate delivered to the Holders, or (b) the Company’s Board of Directors if the value is $20.0 million or more and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Holders; and

(3)                                 at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the date of this Indenture is in the form of cash.  For purposes of this provision, each of the following will be deemed to be cash:

(a)                                 any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Company or such Subsidiary from further liability; and

(b)                                 any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(I)                                   to repay, redeem, repurchase or otherwise retire Senior Debt, including Notes;

(II)                              to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business;

(III)                         to acquire a majority of the Voting Stock of a Person primarily engaged a Permitted Business;

(IV)                          to make capital expenditures; or

(V)                               to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by this Indenture.  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $20.0 million, the Company will make an Asset Sale Offer to all Holders, and to all holders of Pari Passu Indebtedness then outstanding, to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the Settlement Date, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuers will select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis as set forth in Section 3.09(h).  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such conflict.

Section 4.11.                         Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)                                 the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)                                 the Company delivers to the Holders, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this Section 4.11 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 4.11:

(1)                                 any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2)                                 transactions between or among any of the Company and its Restricted Subsidiaries;

(3)                                 transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4)                                 transactions effected in accordance with the terms of agreements that are identified in Schedule I, in each case as such agreements are in effect on the date of this Indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to the Company and its Restricted Subsidiaries in any material respect than the agreement so amended or replaced;

(5)                                 customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6)                                 sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

(7)                                 Permitted Investments or Restricted Payments that are permitted by Section 4.07;

(8)                                 payments to the General Partner with respect to reimbursement for expenses in accordance with the Partnership Agreement as in effect on the date of this Indenture and as it may be amended, modified or supplemented from time to time, provided that any such amendment, modification or supplement relating to reimbursement of the General Partner for expenses is not less favorable to the Company and its Restricted Subsidiaries in any material respect than the relevant provision of the Partnership Agreement prior to such amendment, modification or supplement; and

(9)                                 in the case of contracts for the purchase or sale of refined petroleum products or other Hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are (a) entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with third parties or (b) otherwise on terms not materially less favorable to the Company and its Restricted Subsidiaries than those that would be available in a transaction with an unrelated third party.

Section 4.12.                         Limitation on Liens.

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, unless the Notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Section 4.13.                         Additional Subsidiary Guarantees.

If, after the date of this Indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of either of the Issuers or any Guarantor, or any Domestic Subsidiary, if not then a Guarantor, incurs any Indebtedness under the Credit Agreement or any other Credit Facility of the Company, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture substantially in the form of Exhibit C (a “Supplemental Indenture”) and delivering it to the Holders within 20 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be.  Any Subsidiary Guarantee will be released pursuant to Section 10.03.

Section 4.14.                         Corporate Existence.

Except as otherwise permitted pursuant to the terms hereof (including consolidation and merger permitted by Section 5.01), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its partnership existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries (except Finance Corp.) if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15.                         Offer to Repurchase Upon Change of Control.

(a)                                 Within 30 days following the occurrence of a Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the Notes pursuant to Section 3.07, the Company shall make a cash tender offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to at least 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon to the date of settlement (the “Change of Control Settlement Date”).  Not later than 30 days following a Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the Notes pursuant to Section 3.07, the Company shall mail a notice of the Change of Control Offer to each Holder describing the transaction that constitutes the Change of Control and stating:

(1)                                 that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes validly tendered and not validly withdrawn will be accepted for payment;

(2)                                 the purchase price and the Change of Control Settlement Date, which shall be no earlier than 30 days but no later than 60 days from the date such notice is mailed (the “Change of Control Purchase Date”);

(3)                                 that the Change of Control Offer will expire as of the time specified in such notice and that the Company shall pay the Change of Control Purchase Price for all Notes accepted for purchase promptly thereafter on the Change of Control Settlement Date;

(4)                                 that any Note not tendered will continue to accrue interest;

(5)                                 that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Settlement Date;

(6)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase Form” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Company at the address specified in the notice prior to the termination of the Change of Control Offer;

(7)                                 that Holders will be entitled to withdraw their election if the Company receives, prior to the termination of the Change of Control Offer, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(8)                                 that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such conflict.

(b)                                 On or before the Change of Control Settlement Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof (in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000) properly tendered (and not validly withdrawn), and accompanied by a completed and duly executed “Option of Holder to Elect Purchase Form” in the form attached to such Notes, in response to the Change of Control Offer.  Promptly thereafter on the Change of Control Settlement Date the Company shall:

(1)                                 pay to each Holder by 10:00 a.m. (New York City time) an amount equal to the Change of Control Payment in respect of the Notes or portions thereof so tendered (and not validly withdrawn) by such Holder; and

(2)                                 deliver or cause to be delivered to the Holders the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Settlement Date, the Company will mail to each Holder a new Note equal in principal amount to any unpurchased portion of Notes surrendered, if any, in accordance with Section 7.02.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(c)                                  The Change of Control provisions of this Section 4.15 shall be applicable whether or not any other provisions of this Indenture are applicable.

(d)                                 Prior to complying with any of the provisions of this Section 4.15, but in any event no later than the Change of Control Settlement Date, the Company or any Guarantor must either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of Notes required by this Section 4.15.

(e)                                  The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.15 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.  Notwithstanding anything to the contrary contained in this Indenture, a Change of Control Offer by the Company or a third party may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f)                                   In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice as provided in Section 3.03, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

Section 4.16.                         No Inducements.

The Company will not, and the Company will not permit any of its Subsidiaries, either directly or indirectly, to pay any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any Notes for or as an inducement to any consent to any waiver, amendment or supplement of any terms or provisions of this Indenture or the Notes, unless such consideration is offered to be paid (or agreed to be paid) to all Beneficial Owners and Holders of the Notes which so consent in the time frame set forth in the solicitation documents relating to such consent.

Section 4.17.                         Permitted Business Activities.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Finance Corp. shall not incur Indebtedness unless (a) the Company is a co-obligor or guarantor of such Indebtedness or (b) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under Section 4.09.  Finance Corp. shall not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

Section 4.18.                         Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided, however, that the Company or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

(1)                                 the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of Section 4.09 and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12;

(2)                                 the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in accordance with the definition of that term in Section 1.01 and set forth in an Officers’ Certificate delivered to the Holders, of the property that is the subject of that Sale and Leaseback Transaction; and

(3)                                 the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10.

Section 4.19.                         Covenant Suspension.

If at any time (a) the rating assigned to the Notes by both S&P and Moody’s is an Investment Grade Rating, (b) no Default has occurred and is continuing under this Indenture and (c) the Issuers have delivered to the Holders an Officers’ Certificate certifying to the foregoing provisions of this sentence, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of Sections 3.09, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.17, clauses (1)(a) and (3) of Section 4.18, and clause (d) of Section 5.01 (collectively, the “Suspended Covenants”); provided, however, that the Company and its Restricted Subsidiaries will remain subject to all of the other provisions of this Indenture.  After the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries. Thereafter, if either S&P or Moody’s withdraws its ratings or downgrades the ratings assigned to the Notes below the Investment Grade Rating so that the Notes do not have an Investment Grade Rating from both S&P and Moody’s, the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth herein (each such date of reinstatement being the “Reinstatement Date”), and the Issuers shall give written notice to the Holders of any such withdrawal or downgrade. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of Section 4.07 as though such covenants had been in effect during the period since the Closing Date.

Section 4.20.                         Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the first paragraph of Section 4.07 or represent Permitted Investments, as determined by the Company.  That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

ARTICLE 5
SUCCESSORS

Section 5.01.                         Merger, Consolidation or Sale of Assets.

Neither of the Issuers may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person, unless:

(a)                                 either (1) such Issuer is the survivor or (2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer ) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

(b)                                 the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and this Indenture pursuant to a supplemental indenture or other agreement in a form reasonably satisfactory to the Required Holders;

(c)                                  immediately after such transaction no Default or Event of Default exists;

(d)                                 in the case of a transaction involving the Company and not Finance Corp., either:

(i)                                     the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; or

(ii)                                  immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions; and

(e)                                  such Issuer has delivered to the Holders an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture.

Notwithstanding the restrictions described in the foregoing clause (d), any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Company without complying with the preceding clause (d) in connection with any such consolidation, merger or disposition.

Notwithstanding the second preceding paragraph of this Section 5.01, the Company may reorganize as any other form of entity in accordance with the following procedures, provided that:

(1)                                 the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

(2)                                 the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)                                 the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the Note Documents pursuant to agreements reasonably satisfactory to the Required Holders;

(4)                                 immediately after such reorganization no Default or Event of Default exists; and

(5)                                 such reorganization is not materially adverse to the Holders or Beneficial Owners of the Notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Section 5.02.                         Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of an Issuer in accordance with Section 5.01, the successor formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and may exercise every right and power of, such Issuer under this Indenture with the same effect as if such successor had been named as such Issuer herein and shall be substituted for such Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or “Finance Corp.,” as the case may be, shall refer instead to the successor and not to the Company or Finance Corp., as the case may be); and thereafter such Issuer shall be discharged and released from all obligations and covenants under this Indenture and the Notes.  The Holders shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of such Issuer.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01.                         Events of Default.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a)                                 an Issuer defaults in the payment when due of interest with respect to, the Notes, and such default continues for a period of 30 days;

(b)                                 an Issuer defaults in the payment of the principal of or premium, if any, on the Notes when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)                                  the Company fails to comply with the provisions of Section 3.09, 4.10, 4.15 or 5.01;

(d)                                 the Company fails to comply with the provisions of Section 4.03 for 180 days after notice to the Company by the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(e)                                  the Company fails to comply with any other covenant or other agreement in this Indenture or the Notes for 60 days after notice to the Company by the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(f)                                   a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of this Indenture, if such default:

(1)                                 is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”); or

(2)                                 results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(g)                                  the Company or any of its Restricted Subsidiaries fails to pay final judgments aggregating in excess of $15.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

(h)                                 except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(i)                                     the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company pursuant to or within the meaning of Bankruptcy Law:

(1)                                 commences a voluntary case,

(2)                                 consents in writing to the entry of an order for relief against it in an involuntary case,

(3)                                 consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4)                                 makes a general assignment for the benefit of its creditors, or

(5)                                 admits in writing it generally is not paying its debts as they become due; or

(j)                                    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)                                 is for relief against the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company in an involuntary case;

(2)                                 appoints a Custodian of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or for all or substantially all of the property of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary of the Company; or

(3)                                 orders the liquidation of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company, and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02.                         Acceleration.

If any Event of Default occurs and is continuing, the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Issuers, may declare all the Notes to be due and payable immediately.  Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest (including, without limitation, interest accrued thereon at the Default Rate) and premium, if any, thereon.  Notwithstanding the preceding, if an Event of Default specified in clause (i) or (j) of Section 6.01 hereof occurs with respect to the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding Notes shall become due and payable without further action or notice, together with all accrued and unpaid interest and premium, if any, thereon.  The Required Holders may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest or premium, if any, that have become due solely because of the acceleration) have been cured or waived.

Section 6.03.                         Other Remedies.

If an Event of Default occurs and is continuing, the Required Holders may pursue any available remedy to collect the payment of principal of, and premium, if any, and interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04.                         Waiver of Past Defaults.

The Required Holders may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.                         Control by Majority.

The Required Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Holders.

Section 6.06.                         Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if the Required Holders agree to pursue the remedy. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07.                         Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, and premium, if any, and interest on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

ARTICLE 7
REGISTRATION, EXCHANGE AND REPLACEMENT OF NOTES

Section 7.01.                         Registration of Notes.

The Company shall maintain at its principal executive office a copy of each instrument of transfer delivered to it to effect an assignment of any Note or portion thereof and a register for the recordation of the names and addresses of the Holders and principal amounts (and stated interest) of the Notes owing to each Holder pursuant to the terms hereof from time to time (the “Register”).  Prior to due presentment for registration of transfer and recordation in the Register, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Issuers shall not be affected by any notice or knowledge to the contrary. The entries in the Register shall be conclusive absent manifest error.  The Register shall be available for inspection by the Holders at any reasonable time and from time to time upon reasonable prior notice.

Section 7.02.                         Transfer and Exchange of Notes.

Upon surrender of any Note to the Issuers, at the address (as specified in Section 11.01) and to the attention of the officer designated by the Issuers, for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer substantially in the “Assignment Form” attached to such Note, completed and duly executed by the Holder of such Note or such Holder’s attorney duly authorized in writing), within 10 Business Days thereafter, the Issuers shall execute and deliver, at the Issuers’

expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Holder (in the case of an exchange) or its registered assign (in the case of a registration of transfer) and shall be substantially in the form of Exhibit A.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Issuers may require payment of a sum sufficient to cover any stamp, documentary or transfer Taxes or any other excise or property Taxes, charges or similar levies imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that, if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Every replacement Note is an additional obligation of the Issuers.

For the avoidance of doubt, except as set forth in Section 7.04, no Issuer Party will have any consent right in respect of any transfer of Notes by any of the Purchasers or any other Holder.

Section 7.03.                         Replacement of Notes.

Upon receipt by the Issuers at the address (as specified in Section 11.01) and to the attention of the officer designated by the Issuers of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be notice from the applicable Holder of such ownership and such loss, theft, destruction or mutilation), and

(a)                                 in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to them (provided that, if a Holder is, or is a nominee for, a Holder with a minimum net worth of at least $50,000,000 or a Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory); or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Issuers at their own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such mutilated Note or dated the date of such mutilated Note if no interest shall have been paid thereon.

Section 7.04.                         Minimum Holding by Purchasers.

At all times until the Maturity Date, unless the Issuers’ consent, each Purchaser, its Affiliates or the funds managed or sub-advised by such Purchaser shall collectively hold an aggregate principal amount of its Notes in excess of 50% of the aggregate principal amount of Notes purchased by such Purchaser on the Closing Date; provided, however, that (a) any Purchaser may sell all of the Notes then held by it to any other Purchaser, its Affiliates or the funds managed or sub-advised by such Purchaser without the consent of the Issuers and (b) the

Issuers shall not unreasonably withhold, condition or delay their consent to any proposed assignment in contravention of the foregoing minimum holding requirement.

Section 7.05.                         Issuer Purchase of Notes.

The Issuers will not, and will not permit any of their Affiliates, to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Indenture and the Notes.  The Issuers will promptly cancel all Notes acquired by them or any of their Affiliates pursuant to any payment or prepayment of Notes pursuant to any provision of this Indenture, and no Notes may be issued in substitution or exchange for any such Notes.

ARTICLE 8
PAYMENTS ON NOTES

Section 8.01.                         Placement of Payment.

Subject to Section 8.02, payments of principal, interest and all other amounts becoming due hereunder shall be made in the Commonwealth of Massachusetts, at the principal executive office of the Company in such jurisdiction.  The Issuers may at any time, by notice to each Holder, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 8.02.                         Home Office Payment.

Notwithstanding anything contained in Section 8.01 or in any Note to the contrary, the Issuers will pay to each Holder all sums becoming due on such Note for principal, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose as set forth in Schedule A or by such other method or at such other address as such Holder shall have from time to time specified to the Issuers in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuers made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Issuers pursuant to Section 8.01.  Prior to any sale or other disposition of any Note held by a Holder or its nominee, such Holder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuers in exchange for a new Note or Notes pursuant to Section 7.02.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.                         With Consent of Required Holders.

The Issuers, the Guarantors and the Required Holders may, subject to Section 9.02, amend or supplement any provision of this Indenture and the Notes, and, subject to Sections 6.04 and 6.07, waive any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes; provided, however, that the Issuers and the Guarantors may supplement this Indenture to add any additional Guarantor with respect to the Notes in compliance with Section 4.13 or 10.02, without the consent of any Holder.

Upon the request of the Issuers accompanied by Board Resolutions authorizing their execution of any such amended or supplemental indenture, and upon the delivery to, and the consent of, the Required Holders as aforesaid, the Required Holders shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture.

Section 9.02.                         With Consent of all Holders.

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a)                                 reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)                                 reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption or repurchase of the Notes (except as provided in Sections 3.09, 4.10 and 4.15);

(c)                                  reduce the rate of or change the time for payment of interest on any Note;

(d)                                 waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e)                                  make any Note payable in money other than that stated in the Notes;

(f)                                   make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders to receive payments of principal of, or premium, if any, or interest on, the Notes (except as permitted in clause (g) below);

(g)                                  waive a redemption or repurchase payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 and 4.15);

(h)                                 release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i)                                     make any change in the preceding amendment, supplement and waiver provisions.

Upon the request of the Issuers accompanied by Board Resolutions authorizing their execution of any such amended or supplemental indenture, and upon the delivery to, and the consent of, the Holders as aforesaid, the Holders shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture.

After an amendment, supplement or waiver becomes effective under this Section or Section 9.01, it shall bind every Holder.

Section 9.03.                         Notation on or Exchange of Notes.

The Issuers may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers, in exchange for all Notes, may issue new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.04.                         Solicitation of Holders.

(a)                                 The Issuers will provide each Holder with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, supplement, waiver or consent in respect of any of the provisions hereof or of the Notes. The Issuers will deliver executed or true and correct copies of each amendment, supplement, waiver or consent effected pursuant to the provisions of this Article 9 to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders or, in the case of any supplement described in the proviso to Section 9.01, promptly following the date on which it is executed and delivered by the Issuers.

(b)                                 The Issuers will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Holder as consideration for or as an inducement to the entering into by such Holder of any amendment, supplement, waiver or consent of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Holder even if such Holder did not agree to such amendment, supplement, waiver or consent.

(c)                                  Any consent made pursuant to this Section 9.04 by a Holder that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company (following an amendment, supplement or waiver of Section 7.05) and has provided or has agreed to provide written consent to such amendment, supplement or waiver as a condition to such transfer shall be void and of no force or effect except solely as to such Holder, and any amendments or supplements effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.

Section 9.05.                         Notes Held by Issuer Parties.

Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, supplement, waiver or consent to be given under this Indenture or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Issuer Party or any of its Affiliates shall be deemed not to be outstanding.

ARTICLE 10
GUARANTEES OF NOTES

Section 10.01.                  Subsidiary Guarantees.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior unsecured basis, to each Holder, irrespective of the validity and enforceability of this Indenture, the Notes held thereby, the Note Purchase Agreement, and the Obligations of the Issuers hereunder and thereunder, that: (a) the principal of, and premium, if any, and interest on, the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest (to the extent permitted by law) on the overdue principal of, and premium, if any, and interest on, the Notes, and all other payment Obligations of the Issuers to the Holders hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise.  Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Issuers.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Note Purchase Agreement or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against an Issuer, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes, the Note Purchase Agreement and this Indenture.

If any Holder is required by any court or otherwise to return to an Issuer, the Guarantors, or any Custodian or other similar official acting in relation to any of the Issuers or the Guarantors, any amount paid by an Issuer or any Guarantor to such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Section 10.02.                  Guarantors May Consolidate, etc., on Certain Terms.

(a)                                 No Guarantor shall sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor), unless, (i) either (1) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture, substantially in the form of Exhibit C, under the Notes, this Indenture and its Subsidiary Guarantee on terms set forth therein, or (2) such sale or other disposition does not violate the provisions of Section 4.10, and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

(b)                                 In the case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Holders and substantially in the form of Exhibit C, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

Section 10.03.                  Releases of Subsidiary Guarantees.

The Subsidiary Guarantee of a Guarantor shall be released: (1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions of Section 4.10; (2) in connection with any sale or other disposition of Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company,

if the sale or other disposition does not violate the provisions of Section 4.10 and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale or other disposition; (3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.20; (4) upon the liquidation or dissolution of such Guarantor, provided no Default or Event of Default has occurred that is continuing; or (5) at such time as such Guarantor ceases to both (i) guarantee any other Indebtedness of either of the Issuers and any other Guarantor and (ii) be an obligor with respect to any Indebtedness under the Credit Agreement or any other Credit Facility of the Company.

Upon delivery by the Company to the Holders of an Officers’ Certificate and an Opinion of Counsel to the effect that any of the conditions described in the foregoing clauses (1) — (5) has occurred, the Holders shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.  Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of, and premium, and interest on, the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

Section 10.04.                  Limitation on Guarantor Liability.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

ARTICLE 11
MISCELLANEOUS

Section 11.01.                  Notices.

Any notice or communication by an Issuer, any Guarantor or any Holder to the others is duly given if in writing (in the English language) and delivered in person or mailed by first class mail (registered or certified, return receipt requested), or sent by telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to any of the Issuers or the Guarantors:

Global Partners LP

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

Attention: General Counsel

Telecopier No.: (781) 398-9211

with a copy (not constituting notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103-0040

Attention:  Brenda K. Lenahan

Telecopier No.:  (917) 849-5360

If to any Purchaser:

to the notice information set forth next to such Purchaser’s name in Schedule A

If to any Holder (other than the Purchasers):

As specified by such Holder in writing to the Issuers.

An Issuer, any of the Guarantors or any of the Holders, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery in each case to the address shown above.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 11.02.                  Communication by Holders with Other Holders.

Each Holder may communicate with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers agree to maintain an accurate and updated list of Holders and, upon the request of any Holder, agree to promptly provide such Holder the notice information of each other Holder (unless any Holder notifies the Issuers in writing that it wishes for its notice information to remain confidential).

Section 11.03.                  No Personal Liability of Directors, Officers, Employees and Unitholders.

None of the General Partner or any past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the General Partner, the Issuers or any Guarantor, as such, shall have any liability for any obligations of the

Issuers or any Guarantor under the Notes, the Subsidiary Guarantees or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 11.04.                  Governing Law; Submission to Jurisdiction and Venue; Waiver of Jury Trial.

(a)                                 THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                                 Each of the parties to this Indenture, the Notes and the Subsidiary Guarantees irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the borough of Manhattan or the District Court for the Southern District of New York or any court of appeals from either thereof, over any suit, action or proceeding arising out of or relating to this Indenture or the transactions contemplated hereby, the Notes and the Subsidiary Guarantees.  Each of such parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

(c)                                  EACH PARTY TO THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER SUCH DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES, OR THE TRANSACTIONS CONTEMPLATED BY HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

Section 11.05.                  No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.06.                  Successors.

All agreements contained in this Indenture by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not.  Without limiting the generality of the foregoing, any Holder, whether or not originally executing or otherwise joining this Indenture, shall be bound by and a beneficiary of all agreements set forth in this Indenture by virtue of its being the Person in whose name one or more Notes is registered.

Section 11.07.                  Severability.

In case any provision in this Indenture, in the Notes or the other Note Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.08.                  Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.09.                  Counterparts.

The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.10.                  Patriot Act.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act), all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account.  The parties to this Indenture agree that they will provide to the Holders such information as it may request, from time to time, in order for the Holders to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 11.11.                  Expenses.

Except as provided in Section 7 of the Purchase Agreement, the Issuers will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by any of the Holders, local or other counsel) incurred by the Holders in connection with the transactions contemplated hereby and in connection with any amendments, supplements, waivers or consents under or in respect of this Indenture or the Notes (whether or not such amendment, supplement, waiver or consent becomes effective), including:

(a)                                 the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Indenture or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Indenture or the Notes, or by reason of being a Holder of any Note; and

(b)                                 the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Issuers or any Subsidiary of the Issuers or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.

The Issuers will pay, and will save each Holder harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Holder in connection with its purchase or sale of the Notes).  The obligations of the Issuers under this Section 11.12 will survive the payment or transfer of any Note, the enforcement, amendment, supplement or waiver of any provision of this Indenture or the Notes, and the termination of this Indenture.

Section 11.12.                  Joint and Several Obligations of Issuers.

All obligations of the Issuers hereunder and under the other Note Documents shall be joint and several.

[Signature pages follow.]

Issuers:

GLOBAL PARTNERS LP

By:	Global GP LLC,
its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

GLP FINANCE CORP.

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

INDENTURE

Guarantors:

GLOBAL OPERATING LLC

By:	Global Partners LP,
its Sole Member

By:	Global GP LLC,
its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

GLOBAL COMPANIES LLC

By:	Global Operating LLC,
its Sole Member

By:	Global Partners LP,
its Sole Member

By:	Global GP LLC,
its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

GLOBAL MONTELLO GROUP CORP.

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

INDENTURE

GLOBAL ENERGY MARKETING LLC

By:	Global Operating LLC,
its Sole Member

By:	Global Partners LP,
its Sole Member

By:	Global GP LLC,
its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

CHELSEA SANDWICH LLC

By:	Global Operating LLC,
its Sole Member

By:	Global Partners LP
its Sole Member

By:	Global GP LLC,
Its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

GLEN HES CORP.

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

INDENTURE

ALLIANCE ENERGY LLC

By:	Global Operating LLC,
its Sole Member

By:	Global Partners LP
its Sole Member

By:	Global GP LLC,
its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

BURSAW OIL LLC

By:	/s/ Eric Slifka
Eric Slifka
Chief Executive Officer

GLOBAL ENERGY MARKETING II LLC

By:	Global Operating LLC,
its Sole Member

By:	Global Partners LP,
its Sole Member

By:	Global GP LLC,
its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

INDENTURE

CASCADE KELLY HOLDINGS LLC

By:	Global Operating LLC,
its Sole Member and Manager

By:	Global Partners LP,
its Sole Member

By:	Global GP LLC,
its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

GLOBAL CNG LLC

By:	Global Operating LLC,
its Sole Member

By:	Global Partners LP,
its Sole Member

By:	Global GP LLC,
its General Partner

By:	/s/ Eric Slifka
Eric Slifka
President and Chief Executive Officer

INDENTURE

Purchaser:

FS ENERGY AND POWER FUND

By:	GSO Capital Partners LP,
its sub-adviser

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

INDENTURE

Purchasers:

KAYNE ANDERSON NON-TRADITIONAL INVESTMENTS, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KANTI (QP), L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ANDERSON CAPITAL INCOME PARTNERS (QP), L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ANDERSON INCOME PARTNERS, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

INDENTURE

KAYNE ANDERSON INFRASTRUCTURE INCOME FUND, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ENERGY CREDIT OPPORTUNITIES, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KARBO, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

INDENTURE

EXHIBIT A

FORM OF NOTE

NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW, AND ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT,” WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUERS (AS DEFINED BELOW) AT THE ADDRESS SET FORTH IN SECTION 11.01 OF THE INDENTURE (AS DEFINED BELOW) AND TO THE ATTENTION OF THE “CHIEF FINANCIAL OFFICER.”

GLOBAL PARTNERS LP AND GLP FINANCE CORP.

7.75% SENIOR NOTE DUE 2018

No. [•]	[Date]
$[•]

FOR VALUE RECEIVED, the undersigned, GLOBAL PARTNERS LP, a Delaware limited partnership, and  GLP FINANCE CORP., a Delaware corporation (together, the “Issuers”), hereby promise to pay to [•], or registered assigns, the principal sum of $[•] DOLLARS (or so much thereof as shall not have been prepaid) in accordance with the Indenture (as defined below), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 7.75% per annum from the date hereof, such interest payments being payable semi-annually, on December 23 and June 23 of each year, commencing on June 23, 2014, and (b) to the extent permitted by law, at the same rate on any overdue payment of interest and, during the occurrence and continuance of an Event of Default, on such unpaid balance and on any overdue payment of interest or premium, at a rate per annum from time to time equal to the Default Rate, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any premium with respect to this Note are to be made in lawful money of the United States of America by the method and at the address set forth in Section 8.02 of the Indenture or by such other method or at such other address as the Holder shall have designated by written notice to the Issuers as provided in the Indenture referred to below.

This Note is one of a series of 7.75% Senior Notes due 2018 (herein called the “Notes”) issued pursuant to the Indenture, dated as of December 23, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the Guarantors and the Purchasers referred to therein.  The Notes are governed by the terms of the Indenture. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Indenture.

This Note is a registered Note and may be transferred or exchanged in accordance with Section 7.02 of the Indenture.  Prior to due presentment for registration of transfer, the Issuers may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuers will not be affected by any notice to the contrary.

This Note is subject to optional redemption, in whole or from time to time in part, at the times, at the prices and on the terms specified in the Indenture, but not otherwise.  This Note is also subject to optional or mandatory exchange for HY Bonds at the time and on the terms specified in the Indenture, but not otherwise.  The Holder of this Note may require the Company to repurchase it following certain asset sales or a Change of Control at the prices and on the terms specified in the Indenture.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Indenture.

The payment by the Issuers of the principal of, premium, if any, and interest on, this Note is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.

[Signature page follows.]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

GLOBAL PARTNERS LP

By:	Global GP LLC
its General Partner

By:
Name:
Title:

GLP FINANCE CORP.

By:
Name:
Title:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

Print or type assignee’s name, address and zip code)

(Insert assignee’s Soc. Sec. or Tax I.D. No.)

and irrevocably appoint the Issuers to transfer this Note on their books.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

OPTION OF HOLDER TO ELECT PURCHASE FORM

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elect to have purchased:  $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

EXHIBIT B

FORM OF EXCHANGE AGREEMENT

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made as of [•], 201[•](1), by and among Global Partners LP, a Delaware limited partnership (the “Company”), GLP Finance Corp., a Delaware corporation (“Finance Corp.,” and together with the Company, the “Issuers”), and [insert Holders exchanging Notes for HY Bonds], as Holders (each, a “Holder”), and is entered into pursuant to the Indenture, dated as of December 23, 2013, by and among the Issuers, the Guarantors named therein and the Purchasers (as amended, supplemented or otherwise modified, the “Indenture”).

Capitalized terms used in this Agreement (including in the above introductory paragraph) and not otherwise defined herein shall have the meanings as set forth in the Indenture.

RECITALS:

WHEREAS, each Holder is the holder of record of 7.75% Senior Notes due 2018 (the “Notes”) issued under the Indenture in an aggregate principal amount as of the date hereof set forth on Schedule 1 opposite such Holder’s name under the column “Principal Amount Held;”

WHEREAS, on [•], 201[•] (the “Issuance Date”), the Issuers intend to issue [•]% Senior Notes due [•] pursuant to Rule 144A of the Securities Act (the “HY Bonds”) in an aggregate principal amount equal to $[•], in connection with which the Issuers have entered into on the date hereof a purchase agreement with the initial purchasers or underwriters of the HY Bonds named therein (the “HY Bond Purchase Agreement”), pursuant to which the HY Bonds are subject to purchase by such purchasers or underwriters on the Issuance Date;

WHEREAS, the Issuers also propose to issue on the Issuance Date an additional amount of HY Bonds in exchange for Notes as contemplated by Section 3.10 of the Indenture and as described in the immediately succeeding recital;

WHEREAS, each Holder wishes to exchange on the Issuance Date the aggregate principal amount of its Notes as is set forth on Schedule 1 opposite such Holder’s name under the column “Principal Amount of Exchange Notes” (with respect to each Holder, its “Exchange Notes”) for the aggregate principal amount of HY Bonds as is set forth on Schedule 1 opposite such Holder’s name under the column “Principal Amount of Exchange Bonds,” as calculated in accordance with Section 3.10(c) of the Indenture (with respect to each Holder, its “Exchange Bonds”), with all Accrued Interest and any Unexchanged Excess Amount (each as defined below) on or attributable to such Exchange Notes, to be settled by the Issuers in immediately available funds to the Holders on the Issuance Date; and

(1) To be entered into concurrently with the execution of the HY Bond Purchase Agreement.

WHEREAS, the Issuers propose to enter into on the Issuance Date, together with the Guarantors, an indenture (the “HY Bonds Indenture”) with [•], as indenture trustee, which shall govern the terms of the HY Bonds issued pursuant to Rule 144A and the HY Bonds issued pursuant to the Exchange (as defined below).

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained in this Agreement, the parties to this Agreement agree as follows:

AGREEMENT:

SECTION 1.                            EXCHANGE.  On the Issuance Date, subject to the satisfaction of the conditions set forth in Section 3 (the transactions described in clauses (a) and (b) below, collectively, the “Exchange”):

(a)                                 the Issuers will:

(i)                                     issue to each Holder its Exchange Bonds; and

(ii)                                  the Issuers will deliver by wire transfer of immediately available funds for the account of each Holder (as specified in or in accordance with the Indenture) an aggregate cash amount equal to the sum of (x) the amount of accrued and unpaid interest owing to the Holder on its Exchange Notes as is set forth on Schedule 1 opposite such Holder’s name under the column “Accrued Interest” (with respect to each Holder, its “Accrued Interest”) and (y) the amount of any excess not included in the aggregate principal amount of the HY Bonds being issued to such Holder as a result of rounding down to the aggregate principal amount of such HY Bonds to the nearest whole multiple of $1,000 in accordance with Section 3.10(c) of the Indenture, which amount for such Holder is set forth on Schedule 1 opposite such Holder’s name under the column “Unexchanged Excess Amount” (with respect to each Holder, its “Unexchanged Excess Amount”); and

(b)                                 the Exchange Note(s) of each Holder will be deemed to be paid in full and cancelled (except as to any provisions expressly intended to survive any such cancellation), and each Holder will return its physical Exchange Note(s) to the Issuers at the closing of the Exchange.

SECTION 2.                            REPRESENTATIONS AND WARRANTIES OF ISSUERS.  The Issuers represent and warrant, jointly and severally, to each Holder as of each of the date hereof that:

2.1                               Power.  Each Issuer has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement.

2.2                               Authorization; No Contravention.  The execution, delivery and performance by each Issuer of this Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Issuer’s organizational or governing documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any contractual obligation to which such Issuer is a party or affecting such Issuer or the properties of such Issuer or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Issuer or its property is subject, or (c) violate any Applicable Law.

2.3                               Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, either Issuer of this Agreement, except for filing a copy of this Agreement with the SEC as an exhibit to a Current Report of the Company on Form 8-K.

2.4                               Binding Effect. This Agreement has been duly executed and delivered by each Issuer.  This Agreement constitutes a legal, valid and binding obligation of each Issuer, enforceable against each Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and public policy and an implied covenant of good faith and fair dealing.

2.5                               Representations in HY Bond Purchase Agreement.  The representations and warranties contained in [•](2) of the HY Bond Purchase Agreement are true and correct in all respects as of the date hereof to and for the benefit of such Holder as if fully set forth herein.

SECTION 3.                            CONDITIONS TO EXCHANGE. The obligations of each of the parties hereto are subject to the closing of the HY Bond offering under the HY Bond Purchase Agreement.  Each Holder’s obligation to exchange its Exchange Notes for Exchange Bonds on the Issuance Date is subject to the fulfillment to such Holder’s reasonable satisfaction, on or prior to the Issuance Date, of each of the following conditions:

3.1                               Representations and Warranties.  The representations and warranties of the Issuers contained in Section 2 (including, without limitation, those referred to in Section 2.5) shall have been or shall be true and correct as of the date hereof and as of the Issuance Date.

3.2                               Performance.  The Issuers shall have performed and complied in all material respects with all obligations and conditions herein required to be performed or complied with by them, on or prior to the closing of the Exchange and a certificate duly executed by an officer of each of the Issuers or its general partner, to the effect of the foregoing, shall be delivered to the Holders.

3.3                               Corporate Proceedings.  All corporate and other proceedings necessary or undertaken by the Issuers to authorize the Exchange shall be in form and substance reasonably satisfactory to the Holders.

(2)         Insert article(s) or section(s) of HY Bond Purchase Agreement containing representations and warranties of the Issuers for the benefit of the purchasers of HY Bonds.

3.4                               Agreement.  The Issuers shall have duly executed this Agreement, and this Agreement shall be in full force and effect.

3.5                               [Conditions in Indenture.  The conditions described in Section 3.10(a) of the Indenture shall have been satisfied to the reasonable satisfaction of each Holder.](3)

3.6                               HY Bond Conditions.  Each of the conditions precedent to the issuance of the HY Bonds set forth in Section [•](4) of the HY Bond Purchase Agreement as in full force and effect as of the date hereof shall have been satisfied to the reasonable satisfaction of each Holder.

3.7                               Opinion of Issuers’ Counsel.  The Holders shall have received one or more opinion(s) of counsel for the Issuer Parties covering matters contained in the opinion(s) of counsel to the Issuer Parties delivered under the HY Bond Purchase Agreement (with such deviations as are appropriate to reflect the legal differences between the manners of offering the HY Bonds sold pursuant to Rule 144A or the Securities Act and the Exchange Bonds), dated as of the Issuance Date, in form and substance reasonably acceptable to a majority in interest of the Holders that are exchanging their Notes pursuant to Section 3.10 of the Indenture.

SECTION 4.                            REPRESENTATION OF EACH HOLDER.  Each Holder represents and warrants as of the date hereof, as to itself only, that it is acquiring its Exchange Bonds for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act; provided, however, that, by making the representation herein, such Holder does not agree to hold any of its Exchange Bonds for any minimum or specific term and reserves the right to dispose of such Exchange Bonds at any time in accordance with, or pursuant to, a registration statement or an exemption from the registration requirements of the Securities Act.

SECTION 5.                            INDEMNIFICATION OF HOLDERS.

5.1                               Expense Reimbursement.  The Issuers shall pay all of the Holders’ fees, costs and expenses (including, without limitation, all reasonable out-of-pocket costs and expenses) arising in connection with the negotiation, preparation, execution, delivery and administration of this Agreement and the Exchange.

5.2                               Indemnification Generally.  The Issuers hereby indemnify and hold harmless each Holder, each Affiliate of each Holder, each successor and assign of the foregoing Persons and the respective directors, officers, advisers, agents and employees of each Holder and each other Person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or other costs or expenses, joint or several, to which an Indemnified Party may become subject which arise out of or related to or result from any transaction, action or proceeding connected with this Agreement, the Exchange or any other matters contemplated hereby (collectively, “Liabilities”); provided that “Liabilities”

(3)  Applicable only if the Issuers have elected the Exchange under Section 3.10(a) of the Indenture.

(4)         Insert article or section of the HY Bond Purchase Agreement containing conditions precedent to the issuance of the HY Bonds.

shall not include any losses, claims, damages, liabilities or other costs or expenses which result from the gross negligence or willful misconduct of an Indemnified Party (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).  In addition to the foregoing, the Issuers agree to reimburse each Indemnified Party for all legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).  No Indemnified Party shall be liable to the Issuers or any other Person for damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages arise as a result of information distributed through the internet, electronic, telecommunications or other information transmissions systems by such Indemnified Party in a manner that is determined by a court of competent jurisdiction in a final and non-appealable judgment to have been grossly negligent or a result of the bad faith or willful misconduct of such Indemnified Party (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).  No Indemnified Party shall be liable to the Issuers or any other Person for any determination made by it pursuant to this Section 5 in the absence of gross negligence or willful misconduct on the part of such Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

5.3                               Contribution.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Issuers shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Issuers on the one hand and such Indemnified Party on the other hand but also the relative fault of the Issuers and such Indemnified Party, as well as any relevant equitable considerations.  The rights set forth in this Section 5.3 are in addition to any rights that the Indemnified Parties may have at common law or otherwise.

5.4                               Successors and Assigns.  The Issuers’ indemnity obligations under this Section 5 shall be in addition to any liability which the Issuers may otherwise have and shall be binding upon any successors, assigns, heirs and personal representatives of the Issuers.  This Section 5 is for the benefit of the Indemnified Parties, and no other Person may rely hereon.

5.5                               No Consequential Damages.  In no event shall the Issuers have any liability to any Indemnified Party for any consequential or punitive damages, except for any such consequential or punitive damages included in any third party claim in connection with which such Indemnified Party is entitled to indemnification.

5.6                               Defense.  If any Indemnified Party is entitled to indemnification under this Section 5 with respect to any action or proceeding brought by a third party that is also brought against the Issuers, the Issuers shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Party.  Upon assumption by the Issuers of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel, but the Issuers shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (a) the Issuers have agreed to pay such fees and expenses, (b) the Issuers shall have failed to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner or (c) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Issuers and the Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Issuers.  The Issuers shall not consent to the terms of any compromise or settlement of any action defended by the Issuers in accordance with the foregoing without the prior consent of the Indemnified Party (other than any such compromise or settlement exclusively requiring payment of money by the Issuers).

5.7                               Survival.  Without prejudice to the survival of any other agreement of the Issuers hereunder, the agreements and obligations of the Issuers contained in this Section 5 shall survive the payment in full of all amounts due hereunder.

SECTION 6.                            Miscellaneous.

6.1                               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.2                               Submission to Jurisdiction and Venue; Waiver of Jury Trial.

(a)                                 Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the borough of Manhattan or the District Court for the Southern District of New York or any court of appeals from either thereof, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

(b)                                 EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

6.3                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

6.4                               Entire Agreement.  This Agreement and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Neither this Agreement nor any term of this Agreement may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

6.5                               Amendment and Waiver.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Issuers and each of the Holders affected thereby.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto and its successors, assigns, heirs, executors, and administrators.

6.6                               Notices.  The rules set forth in Section 11.01 of the Indenture governing the delivery and receipt of notices shall be applicable to notices delivered pursuant to this Agreement, and such Section 11.01 is hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

6.7                               Severability.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.8                               Headings, etc.  The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and shall in no way modify or restrict any of the terms or provisions hereof.

6.9                               Counterparts.  The parties may sign any number of copies of this Agreement, and each party hereto may sign any number of separate copies of this Agreement.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.10                        Joint and Several Obligations of Issuers.  All obligations of the Issuers hereunder shall be joint and several.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Issuers:

GLOBAL PARTNERS LP
By:	GLOBAL GP LLC,
its General Partner

By:
Name:
Title:

GLP FINANCE CORP.

By:
Name:
Title:

Holders:

[•]

By:
Name:
Title:

[[•]

By:
Name:
Title:	]

SCHEDULE 1

Unexchanged
[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]
[[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]]

EXHIBIT C

FORM OF
SUPPLEMENTAL INDENTURE — SUBSIDIARY GUARANTEE

GLOBAL PARTNERS LP,

GLP FINANCE CORP.

and

THE GUARANTORS NAMED HEREIN

7.75% SENIOR NOTES DUE 2018

SUPPLEMENTAL INDENTURE —
SUBSIDIARY GUARANTEE

DATED AS OF                              , 20

This SUPPLEMENTAL INDENTURE — SUBSIDIARY GUARANTEE, dated as of                            , 20    , is among Global Partners LP, a Delaware limited partnership (the “Company”), GLP Finance Corp., a Delaware corporation (“Finance Corp.,” and together with the Company, the “Issuers”), and each of the parties identified under the caption “Guarantors” on the signature page hereto (the “Guarantors”).

RECITALS:

WHEREAS, the Issuers, the initial Guarantors and the purchasers of senior notes thereunder entered into an Indenture, dated as of December 23, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Issuers have issued $80,000,000 in the aggregate principal amount of 7.75% Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that the Issuers and the Guarantors may amend or supplement the Indenture in order to comply with Section 4.13 or 10.02 thereof, without the consent of any Holders; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the constituent documents of the Issuers and the Guarantors necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers and the Guarantors, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers and the Guarantors covenant and agree for the equal and proportionate benefit of the respective Holders as follows:

AGREEMENT:

This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

This Supplemental Indenture shall become effective immediately upon (a) its execution and delivery by each of the Issuers and the Guarantors and (b) the delivery of the fully-executed Supplemental Indenture to each of the Holders under the Indenture.

From this date, in accordance with Section 4.13 or 10.02 of the Indenture and by executing this Supplemental Indenture, the Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent provided for in Article 10 of the Indenture.

Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

*                                         *                                         *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

GLOBAL PARTNERS LP

By:	GLOBAL GP LLC, its General Partner

By:
Name:
Title:

GLP FINANCE CORP.

By:
Name:
Title:

[Insert Guarantors]

SCHEDULE A

PURCHASERS

Purchaser	Notice Information	Home Office Payment	Aggregate Principal Amount of 7.75% Senior Notes due 2018

FS Energy and Power Fund	FS Energy and Power Fund c/o GSO Capital Partners LP The Blackstone Group 345 Park Avenue, 31st Floor New York, NY 10154 Attention: Angelina Perkovic Fax No.: (201) 812-7906 Email: 12018127906@TLS.LDSPROD.com with a copy to: Attention: Valerie Kritsberg Email: valerie.kritsberg@gsocap.com		$40,000,000

KARBO, L.P.	KARBO, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	$1,000,000

Kayne Anderson Capital Income Partners (QP), L.P.	Kayne Anderson Capital Income Partners (QP), L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	$17,000,000

Kayne Anderson Income Partners, L.P.	Kayne Anderson Income Partners, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	$1,000,000

Kayne Anderson Infrastructure Income Fund, L.P.	Kayne Anderson Infrastructure Income Fund, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	$15,000,000

Kayne Anderson Non-Traditional Investments, L.P.	Kayne Anderson Non-Traditional Investments, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	$645,000

KANTI (QP), L.P.	KANTI (QP), L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	$2,355,000

Kayne Energy Credit Opportunities, L.P.	Kayne Energy Credit Opportunities, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	$3,000,000

SCHEDULE I

AGREEMENTS WITH AFFILIATES

1.              Amended and Restated Services Agreement dated as of October 4, 2005, as amended, by and among Global Petroleum Corp. and Global Companies LLC, Global Montello Group Corp. and Chelsea Sandwich LLC, as amended by the First Amendment to Amended and Restated Services Agreement, dated as of July 24, 2006, by and among Global Petroleum Corp., Global Companies LLC, Global Montello Group LLC and Chelsea Sandwich LLC, and as further amended by the Second Amendment to Amended and Restated Services Agreement, dated March 9, 2012, by and among Global Petroleum Corp., Global Companies LLC, Global Montello Group Corp., Chelsea Sandwich LLC and Alliance Energy LLC

2.              Second Amended and Restated Terminal Storage Rental and Throughput Agreement dated as of October 5, 2005, as amended, by and among Global Petroleum Corp., Global Companies LLC (for itself and its subsidiary, Glen Hes Corp.) and Global Montello Group Corp.

3.              Services Agreement, dated March 9, 2012, by and between Global Companies LLC and AE Holdings Corp.

4.              Shared Services Agreement dated as of February 1, 2013, by and among Global Partners LP, Diamond B Companies, Inc. and Basin Transload, LLC

5.              Omnibus Agreement by and among Global Petroleum Corp., Montello Oil Corporation, Global Revco Dock, L.L.C., Global Revco Terminal, L.L.C., Global South Terminal, L.L.C., Sandwich Terminal, L.L.C., Chelsea Terminal Limited Partnership, Global GP LLC, Global Partners LP, Global Operating LLC, Alfred A. Slifka, Richard Slifka and Eric Slifka dated October 4, 2005

6.              Compensation Funding Agreement by and between Global Partners LP and Global GP LLC dated as of June 1, 2009.

Schedule I-1